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                                                            EXHIBIT 99.(a)(1)(D)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is being made solely by the Offer to Purchase for Cash dated October 4, 2001 and the related Offer to Sell Letter and is not being made to, nor will tenders be accepted from or on behalf of Unitholders that reside in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         UP TO 10,000 UNITS REPRESENTING
                          LIMITED PARTNERSHIP INTERESTS
                                       OF
                           AMERICAN RETIREMENT VILLAS
                              PROPERTIES III, L.P.
                                       AT
                              $300.00 NET PER UNIT
                                       BY
                                 C3 CAPITAL, LLC

THE OFFER IS NOT CONDITIONED UPON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED, BUT IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

C3 Capital, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to 10,000 units representing limited partnership interests ("Units") of American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), at a purchase price of $300.00 per Unit (the "Purchase Price"), net to the seller in cash, without interest, less the amount of the Distributions (as defined in the Offer to Purchase (as defined below)) per Unit, if any, made by the Partnership from the date of the Offer (as defined below) until the date on which the Purchaser purchases the tendered Units pursuant to the Offer, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash dated October 4, 2001, as it may be supplemented or amended from time to time (the "Offer to Purchase") and in the related Offer to Sell for Cash, including the Instructions thereto, as it may be supplemented or amended from time to time (the "Offer to Sell," which, together with the Offer to Purchase, constitutes the "Offer").

================================================================================
THE OFFER, WITHDRAWAL RIGHTS AND PROBATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME ON FRIDAY, NOVEMBER 2, 2001 UNLESS THE OFFER IS EXTENDED.
================================================================================

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Exchange Agent (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of those Units pursuant to the Offer. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement Account, a Keogh or other employee benefit plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of the account or plan. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Exchange Agent, which will act as agent for tendering Unitholders for the purpose of receiving payments from the Purchaser and transmitting payments to Unitholders whose Units have been accepted for payment.

The Purchaser is making the Offer in order for Purchaser to acquire a controlling interest in the Partnership, and remove ARV Assisted Living, Inc. as the managing general partner of the Partnership and appoint Purchaser as the new managing general partner. Purchaser would also seek to terminate the Partnership's current property management agreement and replace ARV Assisted Living, Inc. with Vintage Senior Housing, LLC as property manager.

In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Offer to Sell Letter, together with all required medallion signature guaranties. If more than 10,000 Units are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, take into account the number of Units tendered, accept and pay for an aggregate of 10,000 Units, pro rata, with appropriate adjustments to avoid purchases of fractional Units and purchases that would cause a Unitholder that is a Qualified Plan (as defined in the Offer to Purchase) to hold less than 2 Units or a Unitholder that is not a Qualified Plan to hold less than 5 Units. Under no circumstance will interest on the Purchase Price for Units be paid, regardless of any delay in making the payment to Unitholders.


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The term "Expiration Date" means 12:00 Midnight, New York City time, on November
2, 2001, unless the Purchaser in its sole discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase, by giving oral or written notice of the extension to the Exchange Agent. Any extension will be followed as promptly as practicable by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 3, 2001. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Offer to Sell Letter in the same manner as the Offer to Sell Letter was signed.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Offer to Sell Letter will be mailed to registered owners of Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unitholders, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units by the Purchaser following receipt of such list from the Partnership, or by the Partnership if it so elects.

Questions and requests for assistance may be directed to Purchaser at its address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Offer to Sell Letter may be directed to the Purchaser, and copies will be furnished promptly at the Purchaser's expense.

                                 C3 CAPITAL, LLC
                         359 SAN MIGUEL DRIVE, SUITE 300
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (866) 719-4093

October 4, 2001